Exhibit 3.9

Industrie Canada	Industry Canada

Certificate of Incorporation	Certificat de constitution

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

CASTLEGATE ENTRY SYSTEMS INC.	357612-4

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the Canada Business Corporations Act.	Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constituée en société en vertu de la Loi canadienne sur les sociétés par actions.

/s/ illegible	January 7, 1999/le 7 janvier 1999

Director - Directeur	Date of Incorporation - Date de constitution

Canada

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 1 ARTICLES OF INCORPORATION (SECTION 6)	FORMULE 1 STATUTS CONSTITUTIFS (ARTICLE 6)

1 – Name of Corporation CASTLEGATE ENTRY SYSTEMS INC.	Denomination de la société

2 – The place in Canada where the registered office is to be situated	Lieu au Canada où doit être situé le siège social

Regional Municipality of Peel in the Province of Ontario.

3 - The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée à émettre

The Corporation is authorized to issue an unlimited number of shares of one class, to be designated as common shares.

4 – Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

The annexed Schedule A is incorporated in this form.

5 – Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Not less than 1 director and not more than 10 directors.

6 – Restrictions, if any, on business the corporation may carry on	Limites imposées a l’activité commerciale de la société, s’il y a lieu

None.

7 – Other provisions, if any	Autres dispositions, s’il y a lieu

The annexed Schedule B is incorporated in this form.

8 – Incorporators	Fondateurs

Name(s) - Nom(s)	Address (include postal code) - Adresse (inclure le code postal)	Signature

Christopher H. Jones	8 Ross Street Toronto, Ontario M5T 1Z9	/s/ Christopher H. Jones

FOR DEPARTMENTAL USE ONLY - A L’USAGE DU MINISTÈRE SEULEMENT Corporation number - Numéro de la société 357612-4	Filed – Déposée JAN – 7 1999

Document prepared by Davies, Ward & Beck, Barristers & Solicitors, Toronto, Ontario

This is Schedule A referred to in the foregoing articles of incorporation.

The right to transfer shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any share or shares in the capital of the Corporation without either:

(a)                                  the express sanction of the holders of more than 50% of the common shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of more than 50% of such shares, or

(b)                                 the express sanction of the directors of the Corporation expressed by a resolution passed by the votes of a majority of the directors of the Corporation at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors.

This is Schedule B referred to in the foregoing articles of incorporation.

1.                                                                                       The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint registered owners of 1 or more shares being counted as 1 shareholder.

2.                                                                                       Any invitation to the public to subscribe for securities of the Corporation is prohibited.

3.                                                                                       The board of directors of the Corporation may, without authorization of the shareholders of the Corporation, from time to time, in such amounts and on such terms as it deems expedient:

(a)                                  borrow money upon the credit of the Corporation;

(b)                                 issue, reissue, sell or pledge debt obligations of the Corporation;

(c)                                  give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)                                 charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired property and assets of the Corporation, including, without limiting the generality of the foregoing, real and personal property, movable and immovable property, tangible and intangible assets, book debts, rights, powers, franchise and undertaking, to secure any obligation of the Corporation.

The board of directors may from time to time by resolution delegate to a committee of directors or to one or more of the directors or officers of the Corporation all or any of the powers hereby conferred upon the board to such extent and in such manner as the board shall determine at the time of each such delegation. Nothing in this section shall limit or restrict the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

4.                                                                                       The number of directors of the Corporation shall be determined as follows:

(a)                                  where directors are to be elected at a meeting of shareholders, the number shall be determined by resolution of the board of directors and set out in the notice calling the meeting of shareholders; and

(b)                                 where directors are to be elected by way of a written resolution of shareholders, the number shall be set out in the resolution;

provided that the number of directors may not be less than the minimum number nor more than the maximum number of directors set out in the articles.